Exhibit 8.1
__________ XX, 2010
Boards of Directors
Rockville Financial MHC, Inc.
Rockville Financial, Inc.
Rockville Bank
Rockville Financial New, Inc.
1645 Ellington Road
South Windsor, Connecticut 06074
Ladies and Gentlemen:
You have requested our opinion regarding the material federal and Connecticut income tax consequences that will result from the conversion of Rockville Financial MHC, Inc., a Connecticut mutual holding company into a capital stock holding company pursuant to the Banking Law of Connecticut, Conn. Gen. Stat. § 36a-197. The conversion is to be effected by the integrated transactions described in the Plan of Conversion and Reorganization of Rockville Financial MHC, Inc., Rockville Financial, Inc. and Rockville Bank (the “Plan”) as adopted on September 16, 2010 by the Boards of Directors of Rockville Financial MHC, Inc., Rockville Financial, Inc., Rockville Financial New, Inc. and Rockville Bank..
Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.
Current Structure
At the present time, MHC owns approximately 56.7 percent of the outstanding shares of Rockville Financial, Inc., (“Mid-Tier”), a Connecticut-chartered stock holding company. The remaining outstanding shares of Mid-Tier are owned by the Minority Shareholders. Mid-Tier owns all of the outstanding common stock of Rockville Bank (“Bank”), a Connecticut-chartered stock bank. The only outstanding equity securities of Mid-Tier and the Bank are shares of common stock. MHC is organized pursuant to a mutual form of organization without authority to issue capital stock. Under Connecticut law, the depositors of the Bank (the “Depositors”) have the right to receive, upon the solvent liquidation of MHC, an amount representing the surplus of MHC. They also have the right to priority subscription rights to purchase shares of capital stock issued by the Holding Company, as defined below.

Boards of Directors
Rockville Financial MHC, Inc., et. al.
                     XX, 2010

Description of Proposed Transaction
The major steps of the Plan are as follows, such steps to occur in the following sequence, each step to occur immediately after the occurrence of the prior step:
     (i) Pursuant to the Connecticut Business Corporation Act, Mid-Tier will organize Rockville Financial New, Inc. (“Holding Company”), as its wholly owned subsidiary, to act as a capital stock holding company as further described below.
     (ii) MHC will merge with and into Mid-Tier pursuant to Banking Law of Connecticut, Conn. Gen. Stat. § 36a-184, with Mid-Tier as the surviving entity (the “MHC Merger”). The shares of Mid-Tier held by MHC immediately prior to this merger will be extinguished in the merger. As a consequence of the merger, the Depositors will be granted interests in a liquidation accounts in the Holding Company and the Bank upon the completion of the conversion, and certain priority rights to subscribe for shares in Holding Company (together the “MHC Merger Consideration”). The terms of the liquidation accounts in Holding Company and Bank require payment only upon a complete liquidation of Bank or Holding Company and Bank.
     (iii) Mid-Tier will merge with and into Holding Company pursuant to Banking Law of Connecticut, Conn. Gen. Stat. § 36a-197, with Holding Company as the surviving entity (the “Mid-Tier Merger”). Upon the Mid-Tier Merger, Holding Company assumes by operation of law the obligation of Mid-Tier to provide Depositors with liquidation accounts in Holding Company and Bank and also the obligation to fulfill the Depositors’ subscription rights in Holding Company (the rights provided to Depositors by Holding Company upon such assumption are referred to herein as the “Mid-Tier Merger Consideration”). As a result of this merger, Bank becomes the wholly-owned subsidiary of Holding Company.
In addition, each share of Mid-Tier held by Minority Shareholders is automatically, without further action on the part of the shareholder, converted into and becomes the right to receive common stock of Holding Company based on an exchange ratio. Cash is paid to Minority Shareholders in lieu of any fractional share interest.
You have represented that the basis for each of the above exchanges will be fair and reasonable.
     (iv) Immediately thereafter, the Holding Company will offer for sale its common stock (“Conversion Stock”) in a public offering registered with the United States Securities and Exchange Commission, effectively offering a majority interest in Holding Company. Shares of Conversion Stock will be offered to eligible Depositors pursuant to their subscription rights in Holding Company acquired upon the Mid-Tier Merger. Shares will also be offered to tax-qualified stock benefit plans and the general public.

Boards of Directors
Rockville Financial MHC, Inc., et. al.
                     XX, 2010

     (v) The Holding Company will contribute at least 50.0% of the net proceeds of the offering to Bank as capital.
Our Review of the Proposed Transaction
In connection with the issuance of this letter, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we reviewed the Plan, the registration statement filed by Holding Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the applications to the Connecticut Department of Banking and the Federal Reserve Board. In addition, we are relying on a letter from RP Financial LC to you stating its belief as to certain valuation matters described below.
We have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and on which we have relied.
Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.
Representations
For purposes of this opinion, we are relying on the representations as to factual matters provided to us by MHC, Mid-Tier, Bank, and Holding Company, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.
SCOPE OF THE OPINION
Our opinions in this letter are limited to those specifically set forth herein under the heading Opinions. The opinions are rendered only with respect to the specific facts and representations set forth herein. We express no opinion with respect to any other federal, state, local, or foreign tax or any legal aspect of the transaction described herein. No inference should be drawn regarding any matter not specifically opined on below.
In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Code, the Treasury Regulations thereunder, the General Statutes of Connecticut, and judicial and administrative interpretations thereof — all as of the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative

Boards of Directors
Rockville Financial MHC, Inc., et. al.
                     XX, 2010

interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.
These opinions are not binding on the Internal Revenue Service, the Connecticut Department of Revenue Services, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.
We are rendering these opinions only to the Boards of Directors of each of the following corporations: Rockville Financial MHC, Inc.; Rockville Financial, Inc.; Rockville Bank; and, Rockville Financial New, Inc. (together, the “Boards of Directors”). Therefore, this opinion cannot be relied upon by any person or persons other than the Boards of Directors. This opinion may not be included in any document available to any third parties, or be incorporated by reference in any document available to such third parties, without our express written consent.
Opinions
In our opinion,
(i)	The MHC Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(ii)	The constructive exchange of Depositors’ liquidation interests in MHC for MHC Merger Consideration will satisfy the continuity of interest requirement of Section 1.368-1 of the Treasury Regulations.

(iii)	None of MHC, Mid-Tier, nor Depositors will recognize any gain or loss on the transfer of the assets of MHC to Mid-Tier in constructive exchange for a liquidation interest that is the obligation of Mid-Tier for the benefit of Depositors and for the subscription rights in Holding.

(iv)	The basis of the assets of MHC and the holding period of such assets to be received by Mid-Tier will be the same as the basis and holding period in such assets in the hands of MHC immediately before the exchange.

(v)	The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

(vi)	Neither Mid-Tier nor the Holding Company will recognize gain or loss as a result of the Mid-Tier Merger. Mid-Tier will not recognize any gain or loss on the transfer of its assets to Holding Company and the receipt of the Mid-Tier Merger Consideration or the constructive receipt of shares of common stock in the

Boards of Directors
Rockville Financial MHC, Inc., et. al.
                     XX, 2010

Holding Company or on the constructive distribution of such shares of Holding Company to Minority Shareholders.
(vii)	The basis of the assets of Mid-Tier and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period in such assets in the hands of Mid-Tier immediately before the exchange.

(viii)	Current shareholders of Mid-Tier will not recognize any gain or loss upon their exchange of Mid-Tier common stock for the Holding Company common stock.

(ix)	Depositors will not recognize any gain or loss upon their constructive exchange of their MHC Merger Consideration for the Mid-Tier Merger Consideration.

(x)	The constructive exchange by the Depositors’ of the MHC Merger Consideration for the Mid-Tier Merger Consideration will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(xi)	Each shareholder’s aggregate basis in shares of the Holding Company common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Mid-Tier common stock surrendered in the exchange.

(xii)	Each shareholder’s holding period in his or her shares of the Holding Company common stock received in the exchange will include the period during which Mid-Tier common stock surrendered was held, provided that Mid-Tier common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange.

(xiii)	Cash received by any current shareholder of Mid-Tier in lieu of a fractional share interest in shares of the Holding Company common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of the Holding Company common stock, which such shareholder would otherwise be entitled to receive. Accordingly, a shareholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the shareholder as a capital asset, the gain or loss will be capital gain or loss.

(xiv)	No gain or loss will be recognized by Depositors upon distribution to them of nontransferable subscription rights to purchase shares of the Holding Company common stock. Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

Boards of Directors
Rockville Financial MHC, Inc., et. al.
                     XX, 2010

(xv)	It is more likely than not that no gain or loss will be recognized by Depositors upon the constructive distribution to them of such rights in the liquidation accounts in Holding Company and Bank as of the effective date of the merger of Mid-Tier with and into the Holding Company.

(xvi)	It is more likely than not that the basis of the shares of the Holding Company common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. It is more likely than not that the holding period of the Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

(xvii)	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for the Holding Company common stock sold in the offering.
In each instance above in which we opine that no gain or loss will be recognized, such opinion applies to the recognition of gain or loss under section 1001 of the Code that would constitute (a) gross income pursuant to section 61 of the Code, (b) gross income pursuant to section 12-213(a)(9) of the General Statutes of Connecticut, or (c) adjusted gross income pursuant to section 12-701(a)(19) of the General Statutes of Connecticut.
Our opinion under paragraph (xii) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights.
Our opinions under paragraphs (vi), (ix), and (xiv) rely on your representation that the subscription rights to purchase shares of Holding Company common stock received by Depositors have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company common stock at the same price to be paid by members of the general public in any offering. We also note that the IRS has not in the past concluded that subscription rights have value. In addition, we are relying on a letter from RP Financial LC to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering.
If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.
Our opinion under paragraph (xv) above is based on your representation that the benefit provided by the payments of the liquidation accounts in the event the Holding Company lacks sufficient net assets has a fair market value of zero. We understand that: (a) there is no history of any holder of a liquidation account receiving any payment attributable to a

Boards of Directors
Rockville Financial MHC, Inc., et. al.
                     XX, 2010

liquidation account; (b) the interests in the liquidation accounts are not transferable; (c) the amounts due under the liquidation accounts with respect to each Depositor will be reduced as their deposits in the Bank are reduced as described in the Plan; and (d) the liquidation account payment obligations arise only if the Holding Company lacks sufficient net assets to fund the liquidation account. We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:
The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).
In addition, we are relying on a letter dated August 26, 2010 from RP Financial LC to you stating its belief that the benefit provided by the Bank’s obligation in support of the Depositor’s liquidation rights in Holding Company, in the event the Holding Company lacks sufficient net assets, does not have any economic value at the time of Mid-Tier Merger.
If such liquidation rights are subsequently found to have an economic value, income may be recognized by each Depositor in the amount of such fair market value as of the effective date of Mid-Tier Merger.
Sincerely,
Hinckley, Allen & Snyder, LLP
CONSENT
We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve Board and with the Connecticut Department of Banking and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in relation to this opinion in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal and Tax Matters.”